 North America Structured Investments  5yrNC6m Contingent Interest Auto Callable Yield Notes Linked to INDU/RTY  The following is a summary of the terms of the notes offered by the preliminary pricing supplement highlighted below.  Summary of Terms  Issuer: JPMorgan Chase Financial Company LLC  Guarantor: JPMorgan Chase & Co.  Minimum Denomination: $1,000.00  Underlyings : The Dow Jones Industrial Average and Russell 2000 Index  Pricing Date: October 26, 2016  Final Review Date: October 26, 2021  Maturity Date: November 2, 2021  Review Dates: Quarterly  Interest Rate: At least 7.00%* per annum, payable at a rate of at least 1.75% per quarter  Trigger Level: With respect to each Underlying, an amount that represents 65% of its Initial Underlying Level.  CUSIP: 46646EQ96  Preliminary Pricing  Supplement: http://sp.jpmorgan.com/document/cusip/46646EQ96/doctype/Product_Termsheet/document.pdf  For more information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above.  Certain Product Characteristics  Hypothetical Returns**  Least Performing Underlying Return  60.00%  40.00%  20.00%  5.00%  0.00%  -5.00%  Payment at Maturity  $1,017.50  $1,017.50  $1,017.50  $1,017.50  $1,017.50  $1,017.50  If on any Review Date (other than the first, and final Review Dates) the closing level or closing price, as applicable, of each Underlying is greaterthan or equal to its level or price on the Pricing Date, the Notes will be automatically called and you will receive a cash payment for each $1,000principal amount note, equal to (a)$1,000 plus (b) the contingent interest payment applicable to that Review Date.  If the notes have not been redeemed early and the Final Value of each Index is greater than or equal to its Trigger Value, you will receive a cashpayment at maturity, for each $1,000 principal amount note, equal to (a)$1,000 plus (b) the Contingent Interest Payment applicable to the finalReview Date.  If the notes have not been redeemed early and the final Value of either Index is less than its Trigger Value, your payment at maturity per $1,000principal amount note will be calculated as follows:  $1,000 + ($1,000 × Lesser Performing Index Return)  If the notes have not been redeemed early and the Final Value of either Index is less than its Trigger Value, you will lose more than 35.00% of  your principal amount at maturity and could lose all of your principal amount at maturity.  Capitalized terms used but not defined herein shall have the meanings set forth in the preliminary pricing supplement.  Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and the credit risk ofJPMorgan Chase & Co., as guarantor of the notes.  -20.00% $1,017.50  -35.00% $1,017.50  -35.01% $649.90  -40.00% $600.00  -50.00% $500.00  Contingent Interest  *If the notes have not been called and the closing level or closing price,as applicable, of each Underlying on any Review Date is greater than orequal to its Interest Barrier, you will receive on the applicable InterestPayment Date for each $1,000 principal amount note a Contingent  Interest Payment of at least $17.50 (equivalent to an interest rate of atleast 7.00% per annum, payable at a rate of at least 1.75% per quarter).  **The hypothetical returns and hypothetical interest payments on thenotes shown above apply only if you hold the notes for their entire termor until called. These hypotheticals do not reflect fees or expenses thatwould be associated with any sale in the secondary market. If these  fees and expenses were included, the hypothetical returns andhypothetical interest payments shown above would likely be lower.  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com

 North America Structured Investments  5yrNC6m Contingent Interest Issuer Callable Yield Notes Linked to INDU/RTY  Selected Risks  • Your investment in the notes may result in a loss. The Notes do not guarantee any return of principal.  • The notes do not guarantee the payment of interest and may not pay interest at all.  • Any payment on the notes is subject to our credit risk. Therefore the value of the notes prior to maturity  are subject to changes in the market’s view of our creditworthiness.  • You are exposed to the risks of the decline in value of each Underlying.  • Your payment at maturity may be determined by the lesser performing Underlying.  • Return is limited to the principal amount plus accrued interest regardless of any appreciation of the  Underlyings, which may be significant.  • If the notes have not been called and a Trigger Event has occurred, you will lose 1% of your principal for  every 1% the final level of the lesser performing Underlying is less than its Initial Level.  • The call feature may force a potential early exit. There is no guarantee you will be able to reinvest the  proceeds at a comparable interest rate for a similar level of risk.  • No dividend payments, voting rights, or ownership rights with the equity securities included in each Underlying.  • You are exposed to the risks associated with small capitalization companies.  • As a finance subsidiary, JPMorgan Financial Company LLC has no independent operations and has  limited assets.  Additional Information  Selected Risks (continued)  • JPMS’s estimated value will be lower than the original issue price (price to public) of the notes.  • JPMS’ estimated value does not represent future values and may differ from others’ estimates.  • The notes’ value which may be reflected in customer account statements may be higher than JPMS’ then  current estimated value.  • JPMS’ estimated value is not determined by reference to our credit spreads for our conventional fixed  rate debt.  • Lack of liquidity: JPMorgan Securities, LLC, acting as agent for the Issuer (and who we refer to as JPMS),  intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if  any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result  in a significant loss of your principal.  • Potential conflicts: we and our affiliates play a variety of roles in connection with the issuance of notes,  including acting as calculation agent, hedging our obligations under the notes and making the assumptionsto determine the pricing of the notes and the estimated value of the notes when the terms of the notes areset. It is possible that such hedging or other trading activities of JPMorgan or its affiliates could result in  substantial returns for JPMorgan and its affiliates while the value of the notes decline.  • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the  U.S. federal income tax consequences of an investment in the notes.  • The risks identified above are not exhaustive. Please see “Risk Factors” in the applicable product supplement and “Selected Risk Considerations” to the applicable preliminary pricing supplement for  additional information.  SEC Legend: JPMorgan Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate. Before you invest,you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more completeinformation about JPMorgan Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively,JPMorgan Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any productsupplement and preliminary pricing supplement if you so request by calling toll-free 1-866-535-9248.  IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to beused, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.  Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be  relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.  This material is not a product of J.P. Morgan Research Departments.  Free writing prospectus filed pursuant to Rule 433, Registration Statement Nos. 333-209682 and 333-209682-1  J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com